EXHIBIT 99.1
FOR IMMEDIATE RELEASE

PR Contact:	Investor Contact:
Julie Parenzan Interphase Corporation 214-654-5000 pr@iphase.com	Joseph Hassett Interphase Corporation 866-630-INPH ir@iphase.com
Interphase Announces Restructuring Plan
PLANO, Texas — December 11, 2009 — Interphase Corporation (NASDAQ: INPH), a leading global provider of building blocks, subsystems, and gateway appliance solutions for converged communications networks, today announced a plan to restructure its worldwide operations. The primary goal of the restructuring plan is align the company’s current spending with recent revenue trends and to enable additional investments in strategic growth areas for the company.
Under the restructuring plan, Interphase will reduce its workforce by 12 positions. This limited workforce reduction impacts the organization globally. Interphase expects to record a restructuring charge in the fourth quarter of 2009 in the range of $900,000 to $1.3 million, of which between $750,000 and $1.1 million is estimated to result in future cash expenditures to cover employee severance and benefits. These amounts will be paid out under the restructuring plan and will be complete by the end of the second quarter 2010. Additionally, the restructuring plan includes certain non-cash asset impairment charges estimated to be between $150,000 and $200,000 in the fourth quarter of 2009. Interphase currently estimates that this restructuring plan will result in savings of over $1.5 million in annualized operating costs.
“Interphase has made this extremely difficult decision to restructure our global organization”, said Greg Kalush, CEO of Interphase Corporation. “The telecommunications industry continues to be a very challenging and unpredictable industry in which to do business as evidenced by the recent financial results of the major European Telecom Equipment Manufacturers and the financial results of our third quarter. We believe that this plan will enable us to preserve working capital for reinvestment in strategic initiatives that will, diversify our revenue stream, strengthen and enhance our business offerings and enable us to ultimately grow our business.”

About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) delivers solutions for network connectivity, interworking, and packet processing for key applications for the communications, Mil/Aero, and enterprise markets. Founded in 1974, Interphase provides expert customization services and contract manufacturing in addition to its COTS portfolio, and plays a leadership role in next generation AdvancedTCA® (ATCA), AdvancedMC™ (AMC), PCI-X, and PCI-e standards and solutions. Headquartered in Plano, Texas, Interphase has sales offices across the globe. Clients include Alcatel-Lucent, Emerson Network Power, Fujitsu Ltd., Hewlett Packard, Nokia-Siemens Networks, Samsung, and Sun Microsystems. Visit www.iphase.com.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
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